Exhibit 16.1

GOLDSTEIN GOLUB KESSLER LLP

Certified Public Accountants and Consultants

June 21, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:    CPI Aerostructures, Inc. (Commission File No.: 1-11398)

We have read Item 4 of the Form 8-K dated June 21, 2004 of CPI Aerostructures, Inc. and are in agreement with the statements contained therein except as follows:

We have no basis to agree or disagree with the statements of the registrant contained in item 4(b).

Sincerely,

/s/ Goldstein Golub Kessler LLP

Goldstein Golub Kessler LLP

cc: Mr. Edward J. Fred

1185 Avenue of the Americas Suite 500 New York, NY 10036-2606

TEL 212 372 1800 FAX 212 372 1801 www.ggkllp.com

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